EXHIBIT 3.5(b)

St. Louis Riverboat Entertainment, Inc. CC0382544
Formerly,
CARUTHERSVILLE RIVERBOAT ENTERTAINMENT, INC.
a corporation organized under The General and Business Corporation Law has delivered to me a Certificate of Amendment of its Articles of Incorporation and has in all respects complied with the requirements of law governing the Amendment of Articles of Incorporation under The General Business Corporation Law, and that the Articles of Incorporation of said corporation are amended in accordance therewith.
IN TESTMONY WHEREOF, I have set my hand and imprinted the GREAT SEAL of the State of Missouri, on this, the 8th day of November, 2004.
Secretary of State

State of Missouri Matt Blunt, Secretary of State Corporations Division P.O. Box 778 / 600 W. Main Street, Rm 322 Jefferson City, MO 65102	File Number: 200431321102 CC0382544 Date Filed: 11/08/2004 Matt Blunt Secretary of State

Amendment of Articles of Incorporation
for a General Business or Close Corporation
Pursuant to the provisions of the General and Business Corporation Law of Missouri, the undersigned Corporation certifies the following:
1.	The present name of the Corporation is St. Louis Riverboat Entertainment, Inc.

The name under which it was originally organized was Caruthersville Riverboat Entertainment, Inc.

2.	An amendment to the Corporation’s Articles of Incorporation was adopted by the shareholders on
November 2, 2004
month/day/year
3.	Article Number 1 is amended to read as follows:
1.	Name. The name of the corporation is St. Louis Riverboat Entertainment, Inc.
(If more than one article is to be amended or more space is needed attach additional pages)
State of Missouri
Amend/Restate — Gen Bus 3 Page(s)

T0431341624

Name and address to return filed document:
Name: __________________________________________________
Address: ________________________________________________
City, State, and Zip Code: __________________________________
Corp. 44 (08/04)

4.	Of the 7000 shares outstanding, 9 of such shares were entitled to vote on such amendment.
The number of outstanding shares of any class entitled to vote thereon as a class were as follows:

Class	Number of Outstanding Shares

Common Voting Shares	9
5.	The number of shares voted for and against the amendment was as follows:

Class	No. Voted For	No. Voted Against

Common Voting Shares	9	0
6.	If the amendment provides for an exchange, reclassification, or cancellation of issued shares, or a reduction of the number of authorized shares of any class below the number of issued shares of that class, the following is a statement of the manner in which such reduction shall be effected: N/A

7.	If the effective date of the amendment is to be a date other than the date of filing of the certificate of amendment with the Secretary of State, then the effective date, which shall be no more than 90 days following the filing date, shall be specified:

In Affirmation thereof, the facts stated above are true and correct:
(The undersigned understands that false statements made in this filing are subject to the penalties provided under Section 575.040, RSMo)

/s/ William J. Yung	William J. Yung	Secretary	11/2/04

Authorized Signature	Printed Name	Title	Date
Corp. 44 (08/04)